Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sibanye Gold Limited

We consent to the use of our report dated 6 April 2017, with respect to the consolidated statement of financial position of Sibanye Gold Limited and its subsidiaries as of 31 December  2016, 2015 and 2014, and the related consolidated income statements and consolidated statements of comprehensive income, changes in equity and cash flows for each of the years then ended, and the effectiveness of internal control over financial reporting as of 31 December 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Inc.

Johannesburg, South Africa

17 April 2017